Exhibit 10.1

AMENDED AND RESTATED BONUS AGREEMENT

This Amended and Restated Bonus Agreement (the “Amended Bonus Agreement”) is being entered into as of the 28 day of August, 2013 (the “Effective Date”) between CafePress Inc., a Delaware corporation (“Parent”), EZ Prints, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), and Wes Herman (the “Executive”). All capitalized terms set forth herein and not defined herein are as set forth in the Merger Agreement (as defined below) or the Amendment (as defined below and to the extent the definition of any such term is superseded in the Amendment), as the case may be.

RECITALS

WHEREAS, the Company, Parent and certain other parties thereto have entered into an Agreement and Plan of Merger, dated as of October 5, 2012 (the “Merger Agreement”), as a result of which the Company became a wholly-owned subsidiary of Parent (the “Merger”) and the Merger Agreement provides for an Earn-Out Payment to be paid by Parent to the Seller Indemnifying Parties if certain performance metrics are met by the Surviving Corporation, but such Original Performance Metrics will not be achieved in whole or in part;

WHEREAS, the Company, Parent and Executive have entered into the Earn-Out Bonus Agreement dated as of October 5, 2012 (the “Original Bonus Agreement”) and such Original Bonus Agreement provides for an Earn-Out Payment (as defined in the Original Bonus Agreement) to be paid by Parent to Executive if certain performance metrics (the “Original Performance Metrics”) are met by the Surviving Corporation, but such Original Performance Metrics will not be achieved in whole or in part;

WHEREAS, the Merger Agreement is being amended pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger dated August 14, 2013 (the “Amendment”) in substantially the form attached hereto as Exhibit A;

WHEREAS, as a material inducement to Parent to enter into the Amendment, the Company, its stockholders and the Executive wish to enter into this Amended Bonus Agreement;

WHEREAS, the Company considers it essential to the best interests of its stockholders to enter into this Amended Bonus Agreement with the Executive to induce the Executive to continue to provide services to the Company from the date hereof through the New Bonus Period (as defined below):

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and the Executive agree as follows:

AGREEMENT

1. Eligibility and Payment of Herman Earn-Out Bonus.

1.1 Parent shall pay a bonus payment (the “New Bonus”) to the Executive with respect to the New Bonus Period (as defined below), if earned in accordance with and as defined in the terms and conditions of the Merger Agreement, as amended by the Amendment and solely for purpose of the defined terms used herein, and this Amended Bonus Agreement. To be eligible for the New Bonus, (1) the Executive must be employed by Parent for the entire New Bonus Period unless Executive’s employment is earlier terminated by Parent without Cause (as defined in the Employment Letter Agreement) or by Executive for Good Reason (as defined in the Employment Letter Agreement), in which case the entire New Bonus that would have been received had it been earned during the New Bonus Period shall be paid to Executive in accordance with this Section 2, notwithstanding that such New Bonus may not actually be earned, and (2) the Executive shall deliver the Release (as defined below) in connection with the receipt of any New Bonus, regardless of whether Executive is still employed by Parent; provided however that notwithstanding the foregoing, if the Fourth Quarter 2013 Bonus (as defined below) is not actually achieved by Executive, it shall not be due and payable under any circumstances including any termination as described above. The aggregate New Bonus amount shall be no greater than 40% of Executive’s annual base salary in effect on the date hereof and may be earned as set forth in (a) and (b) below.

(a) Fifty Percent (50%) of the New Bonus shall be earned only if: (i) during the period from September 1, 2013 through August 31, 2014 (the “New Bonus Period”), the average weekly Revenue achieved by Parent pursuant to its consolidated results of operations, for three (3) consecutive months, is at least $1,000,000 per week, excluding the Peak Quarter, with Gross Margin on all such Revenue at or better than that achieved for the Trailing Three Month Period, for any Existing Customer, excluding the Peak Quarter and (ii) the EZP Business achieves Revenue and Gross Margin for Q4 2013 (as defined below) equal to or better than that achieved by the Business for the period commencing at 12:01 a.m. Pacific time on October 1, 2012 and ending at 11:59 p.m. Pacific time on December 31, 2012

(b) Fifty Percent (50%) of the Earn-Out Bonus shall be earned only if, for the period commencing at 12:01 a.m. Pacific time from October 1, 2013 and ending at 11:59 p.m. on December 31, 2013 (“Q4 2013”), the EZP Business achieves not less than Nine Million Five Hundred Thousand Dollars ($9,500,000) in Revenue for any individual Existing Customer, with a Gross Margin of 39% or higher for such Existing Customer account for the same period (“Fourth Quarter 2013 Bonus”).

For avoidance of doubt, the comparison periods are not the same for each New Bonus opportunity and are specifically as noted herein.

1.2 The final determination of the amount of the New Bonus shall be made by Parent using the final calculations of any earn-out payments finally determined pursuant to Section 1.7(d) of the Merger Agreement, as amended by the Amendment, other than the Fourth Quarter 2013 Bonus, if earned, which shall be payable to Executive not less than forty-five (45) days after the end of such quarter and upon approval of the Company’s Board of Directors. Any disputes relating to the calculation of the New Bonus shall be resolved pursuant to the terms and conditions set forth in the Merger Agreement, as amended by the Amendment. For the avoidance of doubt, the final determination of any earn-out payment under the Merger Agreement, as amended by the Amendment shall be used to calculate the New Bonus hereunder, other than the Fourth Quarter Bonus described in 1.1(b) above. All calculations of any New Bonus shall be set forth in a written notice from Parent to the Executive. An amount equal to the New Bonus, if any, shall be paid by Parent in accordance with the terms and mechanisms set forth in the Merger Agreement, as amended by the Amendment.

1.3 Upon execution of this Agreement, the Executive acknowledges and agrees that: (a) nothing in this Amended Bonus Agreement is intended to or shall (i) limit Parent’s right to operate the Going Forward Business or Company in a commercially reasonable manner at any time during the New Bonus Period, (ii) require Parent to continue any line of business conducted or employ any individual(s), or (iii) limit Parent from improving or modifying any aspect of the Going Forward Business in the exercise of its reasonable business judgment ; and (b) the right to payment under this Section 2 is a contract right and not a security and shall not give rise to any rights or duties (including fiduciary duties), express or implied, other than those expressly set forth herein.

1.4 Notwithstanding anything to the contrary herein, (i) Parent shall pay any New Bonus that may be due in accordance with this Section 1, subject to, and conditioned upon, the Executive’s delivery of an effective release of claims against Parent, the Company and their respective affiliates, directors, officers and shareholders in the form attached hereto as Appendix 1 (the “Release”) no later than sixty (60) days following the final determination of such New Bonus (provided, however, that if such 60-day period straddles more than one calendar year, the New Bonus shall be made in the later calendar year); and (ii) under no circumstances shall Parent be required to pay any New Bonus to the Executive to the extent the Executive has breached or is currently in breach of any Herman Employment Agreements (iii) in no event shall Parent be required to pay any New Bonus to the Executive if Executive is not employed by Parent at the time that the New Bonus is due.; and (iv) under no circumstances shall Parent by required to pay any New Bonus to the Executive if any Claim arises related to fraud committed by Executive or Company for which Executive had Knowledge as defined in the Merger Agreement.

2. Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the board of directors of Parent from time to time in order to comply with Section 409A of the Code and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code.

3. Additional Agreements.

3.1 Notwithstanding anything to the contrary contained in the Merger Agreement, this Amendment or in any other agreement, including, but not limited to the New Bonus Period, the parties agree that Parent shall have the power and authority to operate the Company and the Business and manage the day-to-day operations of the Company and the Business in its unilateral discretion effective as of the date hereof. Such power and authority shall include the authority to take actions that may be deemed outside the ordinary course of business or inconsistent with the Company’s past practice, including, but not limited to, making material changes to marketing expenditures and pricing terms, the incurrence of Indebtedness on behalf of the Company, and the Company having cash and cash equivalents at any point in time less than the amounts maintained prior to Closing consistent with past practices and the Company’s annual business cycle. Without limiting the generality of the foregoing, Parent may operate its business in its sole discretion in a manner that diminishes in whole or in part the likelihood that any New Bonus is earned and as a consequence of this Amendment, the Merger Agreement as amended by the Merger Agreement Amendment, the Joinder, Consent and Release Agreement (the “Joinder Agreement”) or otherwise, shall owe no fiduciary or other duty to Executive, any Company Holder (as defined in the Joinder Agreement) or former Company stockholder or option holder, that would limit Parent’s discretion to operate the Company and the Business or create liability to such parties as a result of Parent’s unfettered exercise of such discretion.

3.2 Executive expressly acknowledges and agrees that the Original Performance Metrics for the Earn-Out Bonus (as defined in the Original Bonus Agreement) will not be achieved in whole or in part and accordingly, such Earn-Out Bonus shall not be earned by Executive and no such Earn-Out Bonus (as defined in the Original Bonus Agreement) shall be paid to Executive.

4. General Release. Effective for all purposes as of the date hereof, Executive acknowledges and agrees, on behalf of himself and each of his beneficiaries, estate, successors and assigns (each, a “Releasor”) that:

4.1 Releasor represents and warrants that, as of the date hereof, he has no Claims (as such term is defined below) against the Company, Parent and Merger Sub, or any of their past or present parent companies, subsidiaries or affiliates, or any of their respective employees, directors, partners, stockholders, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns or the like or any persons acting by, through, under or in concert with any of them (collectively, the “Releasees”).

4.2 To the extent allowed by law, Releasor hereby irrevocably and unconditionally releases the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever that Releasor may have, known, suspected or unsuspected, existing, including, but not limited to, those arising out of or in any way connected with or relating to the Merger Agreement, Releasor’s compensation and status as a shareholder or optionholder as part of Releasor’s consideration as part of the Merger, Original Bonus Agreement, or any rights to any Earn-Out Bonus thereunder (collectively, “Claims”); except that Claims do not include any claims to enforce the Parties’ respective rights, duties and obligations under this Amended Bonus Agreement. This Release is not intended to cover and does not extend to claims that, by law, cannot be released in an agreement between an employer and an employee. Releasor understands and agrees that by signing this Agreement, Releasor will not be able to bring any Claims against the Parent or any of the Releasees relating to the Company’s failure to earn the Earn-Out Bonus in whole or in part due to any action taken by the Parent, and expressly acknowledges and agrees to the terms of Section 3 hereof. Releasor acknowledges and agrees as of the date hereof that he has not Claims against the Releasees, he is aware of nor suspects any prospective Claims he may have against the Releasees, nor of any facts or circumstances that might give rise to a claim if verified

4.3 Releasor expressly waives all rights under California Civil Code section 1542, or any other similar statute or law of any other jurisdiction. California Civil Code section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.4 In consideration of execution of the Releases provided under this Section 4, Executive shall be paid a sum of Ten Thousand Dollars ($10,000) upon receipt of this executed Amended Bonus Agreement (“Release Consideration”). The Release Consideration shall be paid to Executive at the next regular pay period of the Company after the Effective Date through normal payroll processing and subject to applicable tax withholdings consistent with Section 5.5. Releasor represents and acknowledges that he has read this release and understands its terms and has been given an opportunity to ask questions of the Parent’s representatives. Releasor further represents that in signing this release he does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or Parent or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

5. Miscellaneous.

5.1 Amendment and Termination. The Amended Bonus Agreement may only be amended by a written instrument executed by the Company, Parent and the Executive. This Amended Bonus Agreement shall terminate and be of no further force or effect on the first to occur of: (i) the date any New Bonus to be paid to the Executive hereunder is paid, (ii) the date that is six (6) months following expiration of the New Bonus Period and (iii) the date the Executive ceases to be eligible to receive any New Bonus.

5.2 No Contract for Continuing Services. This Amended Bonus Agreement shall not be construed as creating any contract for continued services between Parent, the Company or any of their respective subsidiaries or affiliates and the Executive and nothing herein contained shall create and express or implied contract of employment.

5.3 Integration. This Amended Bonus Agreement constitutes the entire agreement between Parent, the Company and the Executive concerning the subject matter hereof and supersedes any written or oral agreement between such parties concerning such subject matter. The Original Bonus Agreement is hereby amended in its entirety and restated herein. All provisions of, rights granted and covenants made in the Original Bonus Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

5.4 Governing Law; Jurisdiction. This Amended Bonus Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except for any disputes relating the amount of any Earn-Out Bonus covered by Section 1 (which shall preliminarily be resolved pursuant to Section 1), any action or proceeding arising out of or relating to this Amended Bonus Agreement or any transaction contemplated hereby may be brought in the courts of the State of Delaware sitting in the Delaware Chancery Court, or, if it has or can acquire jurisdiction, in the United States District Court for the District encompassing the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Amended Bonus Agreement or any transaction contemplated hereby in any such other court. The parties agree that any party may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

5.5 Tax Withholding. Parent shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

5.6 Benefits and Burdens. This Amended Bonus Agreement shall inure to the benefit of and be binding upon Parent and the Company and their respective successors, executors, administrators, heirs and permitted assigns.

5.7 Enforceability. In the event that any provision of this Amended Bonus Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amended Bonus Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amended Bonus Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

5.8 Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Amended Bonus Agreement, or the waiver by any party of any breach of this Amended Bonus Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

5.9 Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, Parent or the Company will use its commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Amended Bonus Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

5.10 Counterparts. This Amended Bonus Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amended Bonus Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

5.11 Attorneys’ Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Amended Bonus Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which is may be entitled.

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IN WITNESS WHEREOF, Parent, the Company and the Executive have caused this Amended Bonus Agreement to be signed, all as of the date first written above.

PARENT:

CAFEPRESS INC.

By:	/s/ Bob Marino
Name:	Bob Marino
Title:	Chief Executive Officer

COMPANY:

EZ PRINTS, INC.

By:	/s/ Bob Marino
Name:	Bob Marino
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Wes Herman
Wes Herman

APPENDIX 1

Form of Release

EXHIBIT A

Form of Amendment No. 1 to the Merger Agreement